As filed with the Securities and Exchange Commission on August 17, 2026

Registration Statement No. 333-87063

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVALONBAY COMMUNITIES, INC.

(Exact Name of registrant as specified in its charter)

Maryland	77-0404318
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

c/o Vivmark Residential

Two North Riverside Plaza

Chicago, Illinois 60606

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

(312) 474-1300 or (703) 329-6300

(Addresses, including zip codes, and telephone numbers, including area codes, of registrant’s principal executive offices)

Benjamin W. Schall

Chief Executive Officer

Vivmark Residential

Two North Riverside Plaza

Chicago, Illinois 60606

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

Telephone: (312) 474-1300 or (703) 329-6300

(Name, addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

Approximate date of commencement of proposed sale to the public:

N/A. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided by Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment filed by ERP Operating Limited Partnership, an Illinois limited partnership (“ERP OP”), as ultimate successor by merger to AvalonBay Communities, Inc., a Maryland corporation (the “Company”), deregisters all securities that remain unsold under the registration statement on Form S-3, File No. 333-87063 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on September 14, 1999, as amended by post-effective amendment No. 1 thereto filed by the Company with the SEC on February 23, 2018.

Effective on August 17, 2026, pursuant to the Agreement and Plan of Merger, dated as of May 20, 2026 (the “Merger Agreement”), by and among the Company, Equity Residential, a Maryland real estate investment trust, ERP OP, and Canopy Merger Sub LLC, a Maryland limited liability company, which was a direct wholly owned subsidiary of Equity Residential (“Merger Sub”), (i) the Company contributed certain assets to ERP OP in exchange for units of partnership interest in ERP OP, (ii) following such contribution, the Company merged (the “Merger”) with and into Merger Sub, with Merger Sub being the surviving entity (Merger Sub, as the surviving entity in the Merger, the “Surviving Entity”), (iii) the Surviving Entity transferred to Equity Residential the ERP OP units received by the Company in the contribution described in clause (i), (iv) Equity Residential contributed all of the limited liability company interests of the Surviving Entity to ERP OP in exchange for a number of ERP OP units calculated in accordance with the Merger Agreement and (v) the Surviving Entity merged with and into ERP OP, with ERP OP being the surviving entity (together with the Merger, the “Transactions”). In connection with the completion of the Transactions and other related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statement have been terminated.

In accordance with undertakings made by the registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statement and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to a Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 17, 2026.

ERP OPERATING LIMITED PARTNERSHIP By: VIVMARK RESIDENTIAL, its general partner

By:	/s/ Scott J. Fenster
Name:	Scott J. Fenster
Title:	Executive Vice President, General Counsel and Corporate Secretary

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.